Exhibit 99.1

RPM INCREASES CASH DIVIDEND FOR 38TH CONSECUTIVE YEAR

Quarterly payment of $0.215 per share is 2.4% increase over prior year

MEDINA, Ohio, Oct. 6, 2011 /PRNewswire via COMTEX/ —

RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.215 per share, payable on October 31, 2011, to stockholders of record as of October 17, 2011. This payment represents a 2.4 percent increase over the $0.21 quarterly cash dividend paid at this time last year.

This action marks RPM’s 38th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all 19,000 publicly-traded U.S. companies. Only 46 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the fall 2011 edition of the Mergent Handbook of Dividend Achievers. At a share price of $20.00, RPM’s dividend yield would be 4 percent.

“Dividend paying companies, like RPM, are a bright spot for investors in the currently volatile stock market. Research shows that for long-term investors they outperform non-dividend paying stocks and also reduce exposure to risk. RPM is a case in point as our cumulative total return to shareholders continues to outpace our peer group and the S&P 500, in part, due to our growing cash dividend,” stated chairman and chief executive officer Frank C. Sullivan. “For the period ended May 31, 2011, our ten-year total return was more than 95 percent higher than our peers and 221 percent higher than the S&P 500. Today’s dividend increase demonstrates our continued confidence in RPM’s performance, commitment to a growing dividend and desire to reward our long-term shareholders.”

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Euco, Flowcrete and Universal Sealants. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.

For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2011, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.